Exhibit 99.1

Simplicity Esports and Gaming Company Intends to Uplist to NYSE American in Connection with a Proposed Firmly Underwritten Public Offering by ThinkEquity

Boca Raton, Florida, April 14, 2020 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”), an owner and manager of multiple esports teams, host of online tournaments and franchisor of esports gaming centers, announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) relating to a proposed public offering of its shares and warrants. In connection with the public offering, Simplicity Esports will apply to uplist its common stock and warrants from the OTCQB tier of the OTC Market Group, Inc. to the NYSE American. The approval of the listing on the NYSE American is a condition to the closing of the proposed public offering. The number of shares to be offered and the price range for the proposed offering have not yet been determined.

ThinkEquity, a division of Fordham Financial Management, Inc., will be acting as lead manager for the proposed public offering.

A registration statement relating to the proposed public offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com. Electronic copies of the final prospectus and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is an established brand within the esports industry, competing and streaming in popular games across different genres, including Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, and various EA Sports® titles. Additionally, Simplicity Esports operates as a franchisor of Esports Gaming Centers that provide the public an opportunity to experience and enjoy gaming and esports in a social setting, regardless of skill or experience.

Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, and EA Sports® are registered trademarks of their respective owners.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2019, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

President

Roman@SimplicityEsports.com

561-819-8586